Exhibit 99.1

XPO Logistics Announces Third Quarter 2021 Results

Reports highest revenue of any quarter in company history

Updates full year 2021 guidance based on higher-than-expected growth

Announces LTL network expansion of terminal capacity, trailer fleet and driver training in 2022

GREENWICH, Conn. — November 2, 2021 — XPO Logistics, Inc. (NYSE: XPO) today announced its financial results for the third quarter 2021. Revenue increased to $3.27 billion for the third quarter, compared with $2.68 billion for the same period in 2020. Net income from continuing operations attributable to common shareholders was $21 million for the third quarter, compared with $28 million for the same period in 2020. Operating income was $112 million for the third quarter, compared with $138 million for the same period in 2020. Income from continuing operations was $21 million, compared with $37 million in prior year quarter. Diluted earnings from continuing operations per share was $0.19 for the third quarter, compared with $0.27 for the same period in 2020.

Adjusted net income from continuing operations attributable to common shareholders, a non-GAAP financial measure, was $109 million for the third quarter, compared with $44 million for the same period in 2020. Adjusted diluted earnings from continuing operations per share, a non-GAAP financial measure, was $0.94 for the third quarter, compared with $0.42 for the same period in 2020.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, increased to $307 million for the third quarter, compared with $268 million for the same period in 2020.

For the third quarter 2021, the company generated $250 million of cash flow from operating activities of continuing operations and $185 million of free cash flow, a non-GAAP financial measure.

Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

2021 Updated Guidance

On November 2, 2021, the company updated its full year 2021 financial targets1, including a raise in fourth quarter adjusted EBITDA:

•	Adjusted EBITDA of $300 million to $305 million generated in the fourth quarter, implying $1.228 billion to $1.233 billion of adjusted EBITDA for the full year, which increases the midpoint of the updated full year guidance to $1.231 billion — $16 million higher than the prior midpoint;

•	Depreciation and amortization of $390 million to $395 million, excluding approximately $95 million of acquisition-related amortization expense, from a prior target of $385 million to $395 million;

•	Interest expense[2] of approximately $200 million, unchanged;

•	Effective tax rate of 24% to 26%, from a prior target of 23% to 25%;

•	Adjusted diluted EPS[3] of $4.15 to $4.25, from a prior target of $4.00 to $4.30;

•	Net capital expenditures of $250 million to $275 million, unchanged; and

•	Free cash flow of $425 million to $475 million, from a prior target of $400 million to $450 million.

[1]	The company’s full year 2021 pro forma financial targets have been calculated as if the August 2021 spin-off of the logistics segment had been completed on January 1, 2021. Guidance assumes 116 million diluted shares outstanding at year-end, and assumes current macroeconomic trends continue and labor and equipment shortages don’t worsen.
[2]	Interest expense is presented on a pro forma basis; 2021 interest expense is expected to be approximately $230 million.
[3]	Adjusted diluted EPS, assuming reported interest expense of approximately $230 million, would be a range of $4.00 to $4.05.

CEO Comments

Brad Jacobs, chairman and chief executive officer of XPO Logistics, said, “Company-wide we had an excellent third quarter, with record revenue and a solid beat on the bottom line. Our truck brokerage business had another phenomenal quarter, while our less-than-truckload results were mixed.

“In North American truck brokerage, every major metric was up year-over-year by large double-digits. We grew third quarter gross and net revenue in truck brokerage by 62%, on a 37% increase in load count per day. Our top 20 customers increased their total volume with us by 45%, and our share of wallet is trending up with key customers. These gains are being driven by our massive brokered capacity, robust digital capabilities and customer trust in our experienced brokerage leaders. We’ve tripled the number of customers on our XPO Connect digital platform from a year ago, and carrier usage is up over 100%. More than 550,000 drivers have downloaded the app to date.

“In North American LTL, we had our strongest yield growth yet, up 6% excluding fuel year-over-year. However, our operating ratio was negatively impacted by our decision to continue insourcing purchased transportation in the midst of driver and equipment constraints. We took actions that are gaining rapid traction — our yield growth accelerated again in October, and our network is more balanced now than it was a few weeks ago. We’re still targeting at least $1 billion of adjusted EBITDA in LTL in 2022. And over the next 12 to 24 months, we plan to invest more capital to expand our North American LTL door count by approximately 6% in key metros, following the 264-door Chicago Heights terminal we just opened.”

Jacobs concluded, “We raised our 2021 guidance for full year adjusted EBITDA to $1.228 billion to $1.233 billion, including a fourth quarter adjusted EBITDA increase to $300 million to $305 million.

This reflects our third quarter results and our confidence in delivering a strong finish to the year across our business.”

North American LTL Strategic Actions

XPO is executing a company-specific action plan to enhance network efficiencies and drive growth in its high-ROIC LTL business, including:

•	Improving network flow with selective freight embargoes, with the cost embedded in 2021 guidance;

•	Driving pricing by pulling the January 2022 General Rate Increase forward to November, and instituting accessorial charges for detained trailers, oversized freight and special handling;

•	Expanding the 2022 graduate count at XPO’s US driver training schools to more than double the nearly 800 graduates the company will have in 2021;

•	Significantly increasing production capacity at XPO’s trailer manufacturing facility in Arkansas, with the expectation of nearly doubling the year-over-year number of units produced in 2022; and

•	Importantly, allocating capital to expand North American LTL door count by 900 doors, or approximately 6%, over the next 12 to 24 months to improve network-wide operating efficiency and support future revenue growth.

Third Quarter 2021 Results by Segment

Starting with the third quarter of 2021, the company has two reporting segments, reflecting the spin-off of its logistics segment: North American Less-than-Truckload, and Brokerage and Other Services.

•	North American Less-Than-Truckload: The segment generated revenue of $1.07 billion for the third quarter 2021, compared with $933 million for the same period in 2020. The year-over-year increase in segment revenue reflects an increase in average weight per day and yield.

Operating income for the segment was $149 million for the third quarter 2021, compared with $170 million for the same period in 2020. Adjusted EBITDA for the third quarter 2021 was $222 million, compared with $238 million for the same period in 2020. Adjusted EBITDA reflects a $5 million gain on sale of real estate in the third quarter of 2021, which is significantly lower than the $26 million gain for the same period in 2020. Adjusted EBITDA in the third quarter of 2021 also reflects higher revenue and lower COVID-19-related expenses, partially offset by increased compensation costs and purchased transportation expense incurred to meet growing demand.

The third quarter operating ratio for the segment was 86.1% and the adjusted operating ratio was 83.9%. Excluding gains from sales of real estate, the LTL adjusted operating ratio was 84.4%.

•	Brokerage and Other Services: The segment generated revenue of $2.26 billion for the third quarter 2021, compared with $1.78 billion for the same period in 2020. The year-over-year increase in segment revenue reflects an increase in truck brokerage loads per day in North America and improved pricing across segment services, enhanced by the company’s digital platform, as well as improving market conditions in the recovery. These gains were partially offset by the impact of the global semiconductor shortage, which constrained customer demand for freight transportation services in North America and Europe, and by a truck driver shortage in the UK and North America.

Operating income for the segment was $58 million for the third quarter, compared with $31 million for the same period in 2020. Adjusted EBITDA was $131 million for the third quarter 2021, compared with $90 million for the same period in 2020. The year-over-year increase in adjusted EBITDA was primarily driven by higher revenue due to load growth and improved pricing, partially offset by higher compensation and facilities costs.

The company continued to significantly outperform the truck brokerage market in North America. Truck brokerage revenue in North America increased 62% year-over-year to $700 million for the third quarter, compared with $432 million for the same period in 2020. Net revenue increased 62% year-over-year to $99 million for the quarter, compared with $61 million for the same period in 2020.

•	Corporate: Corporate expense was $95 million for the third quarter of 2021, compared with $63 million for the same period in 2020. The year-over-year increase in corporate expense primarily reflects a legal settlement of $29 million and other discrete items in the third quarter of 2021. Corporate adjusted EBITDA, which excludes the discrete items, was an expense of $46 million for the third quarter of 2021, compared with an expense of $60 million for the same period in 2020, primarily reflecting lower insurance expense and third-party professional fees in the 2021 period.

Liquidity Position

As of September 30, 2021, the company had over $1.2 billion of total liquidity, including $254 million of cash and cash equivalents and approximately $993 million of available borrowing capacity. The company’s net leverage was 2.8x, calculated as net debt of $3.3 billion, divided by adjusted EBITDA of $1.2 billion for the 12 months ended September 30, 2021.

Conference Call

The company will hold a conference call on Wednesday, November 3, 2021, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, xpo.com/investors. The conference will be archived until December 3, 2021. To access the replay by phone, call toll-free (from US/Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13724084.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a leading provider of freight transportation services, primarily truck brokerage and less-than-truckload (LTL). XPO uses its proprietary technology, including the cutting-edge XPO Connect® automated freight marketplace, to move goods efficiently through supply chains. The company’s global network serves 50,000 shippers with 756 locations and approximately 42,000 employees, and is headquartered in Greenwich, Conn., USA. Visit xpo.com and europe.xpo.com for more information, and connect with XPO on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

XPO’s non-GAAP financial measures for the three and nine months ended September 30, 2021 and 2020 used in this release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and adjusted EBITDA margin on a consolidated basis and for our North American less-than-truckload and brokerage and other services segments as well as adjusted EBITDA for Corporate and Intersegment Eliminations; adjusted net income from continuing operations attributable to common shareholders and adjusted diluted earnings from continuing operations per share (“adjusted EPS”); net revenue and net revenue margin by service offering; free cash flows; adjusted operating income (including and excluding gains on real estate transactions) for our North American less-than-truckload segment; and adjusted operating ratio (including and excluding gains on real estate transactions) for our North American less-than-truckload segment. Also, XPO’s non-GAAP financial measures for the trailing twelve months ended September 30, 2021 and twelve months ended December 31, 2020 include adjusted EBITDA and for the three months ended September 30, 2021 include net leverage and net debt.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income from continuing operations attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs, litigation settlements and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities from continuing operations, less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), litigation settlements, tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income from continuing operations attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets, litigation settlements and other adjustments as set out in the attached tables. We believe that net revenue and net revenue margin improve the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction and integration costs and restructuring costs, as well as amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that net leverage and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our reported total debt and reporting net debt as a ratio of our last twelve-month reported adjusted EBITDA.

With respect to our financial targets for full year pro forma 2021 adjusted EBITDA, adjusted diluted EPS and free cash flow, and fourth quarter 2021 adjusted EBITDA, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our full year pro forma 2021 financial targets for adjusted EBITDA, depreciation and amortization (excluding acquisition-related amortization expense), interest expense, effective tax rate, adjusted diluted EPS, net capital expenditures and free cash flow; our fourth quarter 2021 financial target of adjusted EBITDA; and our 2022 financial target of at least $1 billion of adjusted EBITDA in the North American LTL segment. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic, including supply chain disruptions due to plant and port shutdowns and transportation delays, the global shortage of certain components such as semiconductor chips, strains on production or extraction of raw materials, cost inflation and labor and equipment shortages, which may lower levels of service, including the timeliness, productivity and quality of service, and government responses to these factors; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to implement our cost and revenue initiatives; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks or similar incidents; risks and uncertainties regarding the expected benefits of the spin-off of our logistics segment; the impact of the spin-off on the size and business diversity of our company; the ability of the spin-off to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; and governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; and competition and pricing pressures.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

Tavio Headley

+1-203-413-4006

tavio.headley@xpo.com

Media Contact

Joe Checkler

+1-203-423-2098

joe.checkler@xpo.com

XPO Logistics, Inc.
Condensed Consolidated Statements of Income (Loss)
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$3,270	$2,675	$9,445	$7,261
Cost of transportation and services	2,306	1,814	6,545	4,919
Direct operating expense	366	310	1,058	904
Sales, general and administrative expense (1)	339	294	1,001	915
Depreciation and amortization expense	118	119	357	351
Transaction and integration costs	15	-	26	66
Restructuring costs	14	-	16	31
Operating income (2)	112	138	442	75
Other income	(15)	(12)	(43)	(31)
Foreign currency (gain) loss	(4)	1	(2)	(5)
Debt extinguishment loss	46	-	54	-
Interest expense	53	81	176	226
Income (loss) from continuing operations before income tax provision (benefit)	32	68	257	(115)
Income tax provision (benefit)	11	31	60	(36)
Income (loss) from continuing operations	21	37	197	(79)
Income (loss) from discontinued operations, net of taxes	(78)	61	22	68
Net income (loss)	(57)	98	219	(11)
Net income (loss) from continuing operations attributable to noncontrolling interests	-	-	-	3
Net income (loss) from discontinued operations attributable to noncontrolling interests	-	(5)	(5)	(7)
Net income (loss) attributable to XPO	$(57)	$93	$214	$(15)

Net income (loss) attributable to common shareholders (3) (4)
Continuing operations	$21	$28	$197	$(78)
Discontinued operations	(78)	56	17	61
Net income (loss) attributable to common shareholders	$(57)	$84	$214	$(17)

Basic earnings (loss) per share attributable to common shareholders (4)
Continuing operations	$0.19	$0.30	$1.78	$(0.86)
Discontinued operations	(0.69)	0.63	0.15	0.68
Basic earnings (loss) per share attributable to common shareholders	$(0.50)	$0.93	$1.93	$(0.18)
Diluted earnings (loss) per share attributable to common shareholders (4)
Continuing operations	$0.19	$0.27	$1.73	$(0.86)
Discontinued operations	(0.68)	0.56	0.14	0.68
Diluted earnings (loss) per share attributable to common shareholders	$(0.49)	$0.83	$1.87	$(0.18)

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	115	91	111	91
Diluted weighted-average common shares outstanding	116	102	114	91

(1) Sales, general and administrative expenses includes $29 million related to litigation settlements for the three and nine months ended September 30, 2021

(2) Operating income reflects the net impact of direct and incremental COVID-19-related costs of $1 million and $4 million, respectively, for the three and nine months ended September 30, 2021 and $6 million and $35 million, respectively, for the three and nine months ended September 30, 2020.

(3) Net income (loss) from continuing operations attributable to common shareholders reflects the following items:

Non-cash allocation of undistributed earnings	$-	$9	$-	$-
Preferred dividends	-	-	-	2

(4) The sum of quarterly net income (loss) attributable to common shareholders and earnings (loss) per share attributable to common shareholders may not equal year-to-date amounts due to differences in the weighted-average number of shares outstanding during the respective periods and because losses are not allocated to the Series A Preferred Stock in calculating earnings per share.

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions, except per share data)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$254	$1,731
Accounts receivable, net of allowances of $47 and $46, respectively	1,987	1,680
Other current assets	284	303
Current assets of discontinued operations	25	1,664
Total current assets	2,550	5,378
Long-term assets
Property and equipment, net of $1,765 and $1,646 in accumulated depreciation, respectively	1,821	1,891
Operating lease assets	829	844
Goodwill	2,493	2,536
Identifiable intangible assets, net of $598 and $536 in accumulated amortization, respectively	603	675
Other long-term assets	237	187
Long-term assets of discontinued operations	-	4,666
Total long-term assets	5,983	10,799
Total assets	$8,533	$16,177
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$963	$854
Accrued expenses	1,199	1,044
Short-term borrowings and current maturities of long-term debt	56	1,281
Short-term operating lease liabilities	153	152
Other current liabilities	132	102
Current liabilities of discontinued operations	24	1,728
Total current liabilities	2,527	5,161
Long-term liabilities
Long-term debt	3,515	5,240
Deferred tax liability	306	286
Employee benefit obligations	126	131
Long-term operating lease liabilities	677	696
Other long-term liabilities	366	384
Long-term liabilities of discontinued operations	-	1,430
Total long-term liabilities	4,990	8,167

Stockholders’ equity
Convertible perpetual preferred stock, $0.001 par value; 10 shares authorized; — and 0.001
of Series A shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	-	1
Common stock, $0.001 par value; 300 shares authorized; 115 and 102 shares issued and
outstanding as of September 30, 2021 and December 31, 2020, respectively	-	-
Additional paid-in capital	1,176	1,998
Retained earnings	(79)	868
Accumulated other comprehensive loss	(81)	(158)
Total stockholders’ equity before noncontrolling interests	1,016	2,709
Noncontrolling interests	-	140
Total equity	1,016	2,849
Total liabilities and equity	$8,533	$16,177

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities of continuing operations
Net income (loss)	$219	$(11)
Income from discontinued operations, net of taxes	22	68
Income (loss) from continuing operations	197	(79)
Adjustments to reconcile net income (loss) from continuing operations to net cash from operating activities
Depreciation, amortization and net lease activity	357	351
Stock compensation expense	29	36
Accretion of debt	15	14
Deferred tax expense	5	12
Debt extinguishment loss	54	-
Unrealized (gain) loss on foreign currency option and forward contracts	1	(1)
Gains on sales of property and equipment	(36)	(67)
Other	4	45
Changes in assets and liabilities
Accounts receivable	(371)	(165)
Other assets	(1)	(54)
Accounts payable	133	(29)
Accrued expenses and other liabilities	171	229
Net cash provided by operating activities from continuing operations	558	292
Cash flows from investing activities of continuing operations
Payment for purchases of property and equipment	(212)	(220)
Proceeds from sale of property and equipment	72	137
Other	(3)	5
Net cash used in investing activities from continuing operations	(143)	(78)
Cash flows from financing activities of continuing operations
Proceeds from issuance of debt	-	1,155
Proceeds from (repayment of) borrowings related to securitization program	(24)	25
Repurchase of debt	(2,769)	-
Proceeds from borrowings on ABL facility	-	820
Repayment of borrowings on ABL facility	(200)	(620)
Repayment of debt and finance leases	(63)	(50)
Payment for debt issuance costs	(5)	(21)
Issuance (repurchase) of common stock	384	(114)
Change in bank overdrafts	33	19
Payment for tax withholdings for restricted shares	(25)	(21)
Distribution from GXO	794	-
Other	(5)	2
Net cash provided by (used in) financing activities from continuing operations	(1,880)	1,195
Cash flows from discontinued operations
Operating activities of discontinued operations	68	398
Investing activities of discontinued operations	(95)	(145)
Financing activities of discontinued operations	(302)	(12)
Net cash provided by (used in) discontinued operations	(329)	241
Effect of exchange rates on cash, cash equivalents and restricted cash	(7)	(2)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,801)	1,648
Cash, cash equivalents and restricted cash, beginning of period	2,065	387
Cash, cash equivalents and restricted cash, end of period	264	2,035
Less: Cash, cash equivalents and restricted cash of discontinued operations, end of period	-	404
Cash, cash equivalents and restricted cash of continuing operations, end of period	$264	$1,631

North American Less-Than-Truckload Segment

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change %	2021	2020	Change %
Revenue (excluding fuel surcharge revenue)	$904	$825	9.6%	$2,648	$2,300	15.1%
Fuel surcharge revenue	167	108	54.6%	466	323	44.3%
Revenue	1,071	933	14.8%	3,114	2,623	18.7%
Salaries, wages and employee benefits	495	443	11.7%	1,434	1,287	11.4%
Purchased transportation	124	89	39.3%	334	246	35.8%
Fuel and fuel-related taxes	73	46	58.7%	207	138	50.0%
Other operating expenses	151	113	33.6%	430	377	14.1%
Depreciation and amortization	57	55	3.6%	169	169	0.0%
Rents and leases	21	17	23.5%	58	47	23.4%
Transaction and integration costs	1	-	100.0%	1	5	-80.0%
Restructuring costs	-	-	0.0%	-	5	-100.0%
Operating income (1)	149	170	-12.4%	481	349	37.8%
Operating ratio (2)	86.1%	81.7%		84.6%	86.7%
Other income (3)	15	12		43	33
Amortization expense	8	8		25	25
Transaction and integration costs	1	-		1	5
Restructuring costs	-	-		-	5
Adjusted operating income (4)	$173	$190	-8.9%	$550	$417	31.9%
Adjusted operating ratio (4) (5)	83.9%	79.7%		82.3%	84.1%
Depreciation expense	49	47	4.3%	144	144	0.0%
Other	-	1	-100.0%	-	1	-100.0%
Adjusted EBITDA (4)	$222	$238	-6.7%	$694	$562	23.5%
Adjusted EBITDA margin (4) (6)	20.8%	25.3%		22.3%	21.4%

Gains on real estate transactions	(5)	(26)		(27)	(63)
Adjusted operating income, excluding gains on real estate transactions	$168	$164	2.4%	$523	$354	47.7%
Adjusted operating ratio, excluding gains on real estate transactions	84.4%	82.5%		83.2%	86.5%

(1) Operating income reflects the net impact of direct and incremental COVID-19-related costs of $1 million and $4 million, respectively, for the three and nine months ended September 30, 2021 and $4 million and $25 million, respectively, for the three and nine months ended September 30, 2020.

(2) Operating ratio is calculated as (1 - (Operating income divided by Revenue)).

(3) Other income primarily consists of pension income.

(4) See the “Non-GAAP Financial Measures” section of the press release.

(5) Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)).

(6) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

North American Less-Than-Truckload Segment
Summary Data Table
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change %	2021	2020	Change %

Pounds per day (thousands)	72,152	69,952	3.1%	73,138	66,730	9.6%

Shipments per day	50,637	50,953	-0.6%	51,187	48,393	5.8%

Average weight per shipment (in pounds)	1,425	1,373	3.8%	1,429	1,379	3.6%

Gross revenue per shipment	$336.95	$292.45	15.2%	$326.08	$290.92	12.1%

Gross revenue per hundredweight (including fuel surcharges)	$23.65	$21.30	11.0%	$22.82	$21.10	8.2%

Gross revenue per hundredweight (excluding fuel surcharges)	$20.02	$18.90	6.0%	$19.47	$18.57	4.9%

Average length of haul (in miles)	847.0	837.2		838.9	822.7

Total average load factor (1)	23,905	24,205	-1.2%	24,237	24,191	0.2%

Average age of tractor fleet (years)	5.86	5.68

Number of working days	64.0	64.0		190.5	191.5

(1) Total average load factor equals freight pound miles divided by total linehaul miles.

Brokerage and Other Services Segment
Summary Financial Table
(Unaudited)
(In millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change %	2021	2020	Change %
Revenue	$2,261	$1,778	27.2%	$6,493	$4,738	37.0%
Cost of transportation and services	1,762	1,357	29.8%	4,983	3,588	38.9%
Direct operating expense	175	164	6.7%	531	472	12.5%
Sales, general and administrative expense	193	167	15.6%	593	518	14.5%
Depreciation and amortization	60	59	1.7%	180	168	7.1%
Transaction and integration costs	5	-	100.0%	8	15	-46.7%
Restructuring costs	8	-	100.0%	9	19	-52.6%
Operating income (loss) (1)	$58	$31	87.1%	$189	$(42)	NM
Other income (expense)	-	-		-	(1)
Depreciation and amortization	60	59		180	168
Transaction and integration costs	5	-		8	15
Restructuring costs	8	-		9	19
Adjusted EBITDA (2)	$131	$90	45.6%	$386	$159	142.8%
Adjusted EBITDA margin (2) (3)	5.8%	5.1%		5.9%	3.4%

NM - Not meaningful.

(1) Operating income reflects the net impact of direct and incremental COVID-19-related costs of $- million and $- million, respectively, for the three and nine months ended September 30, 2021 and $2 million and $9 million, respectively, for the three and nine months ended September 30, 2020.

(2) See the “Non-GAAP Financial Measures” section of the press release.

(3) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

XPO Logistics, Inc.

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
North America
Less-Than-Truckload	$1,091	$941	$3,165	$2,652
Truck Brokerage	700	432	1,903	1,062
Last Mile	250	243	765	662
Other Brokerage (1)	547	413	1,486	1,108
Total North America	2,588	2,029	7,319	5,484
Europe	757	687	2,311	1,894
Eliminations	(75)	(41)	(185)	(117)
Total Revenue	$3,270	$2,675	$9,445	$7,261

Net Revenue
North America
Less-Than-Truckload	$469	$442	$1,401	$1,200
Truck Brokerage	99	61	299	170
Last Mile	74	85	249	236
Other Brokerage	131	96	350	255
Total North America	773	684	2,299	1,861
Europe	191	177	601	481
Total Net Revenue (2)	$964	$861	$2,900	$2,342

Net Revenue Margin
North America
Less-Than-Truckload	42.9%	47.0%	44.2%	45.2%
Truck Brokerage	14.1%	14.2%	15.7%	16.0%
Last Mile	29.7%	35.1%	32.6%	35.7%
Other Brokerage	23.9%	23.1%	23.6%	23.0%
Total North America	29.8%	33.7%	31.4%	33.9%
Europe	25.2%	25.7%	26.0%	25.4%
Overall Net Revenue Margin	29.5%	32.2%	30.7%	32.3%

(1) Other brokerage includes intermodal and drayage, expedite, freight forwarding and managed transportation services.

(2) Net revenue equals Revenue less Cost of transportation and services. See the “Non-GAAP Financial Measures” section of the press release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

Corporate and Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change %	2021	2020	Change %
Sales, general and administrative expense (1)	$79	$58	36.2%	$196	$165	18.8%
Depreciation and amortization	1	5	-80.0%	8	14	-42.9%
Transaction and integration costs	9	-	100.0%	17	46	-63.0%
Restructuring costs	6	-	100.0%	7	7	0.0%
Operating loss (2)	$(95)	$(63)	50.8%	$(228)	$(232)	-1.7%
Other income (expense) (3)	4	(2)		3	2
Depreciation and amortization	1	5		8	14
Litigation settlements	29	-		29	-
Transaction and integration costs	9	-		17	46
Restructuring costs	6	-		7	7
Adjusted EBITDA (4)	$(46)	$(60)	-23.3%	$(164)	$(163)	0.6%

(1) Sales, general and administrative expenses includes $29 million related to litigation settlements for the three and nine months ended September 30, 2021

(2) Operating loss reflects the net impact of direct and incremental COVID-19-related costs of $- million and $- million, respectively, for the three and nine months ended September 30, 2021 and $- million and $1 million, respectively, for the three and nine months ended September 30, 2020.

(3) Other income (expense) consists of pension income, foreign currency gain (loss) and other income (expense).

(4) See the “Non-GAAP Financial Measures” section of the press release.

Intersegment eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The following table summarizes the intersegment eliminations by line item.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$(62)	$(36)	$(162)	$(100)
Cost of transportation and services	(62)	(36)	(162)	(100)
Operating income	$-	$-	$-	$-

XPO Logistics, Inc.

Reconciliation of Non-GAAP Measures

(Unaudited)

(In millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change %	2021	2020	Change %
Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA
Income (loss) from continuing operations	$21	$37	-43.2%	$197	$(79)	NM
Debt extinguishment loss	46	-		54	-
Interest expense	53	81		176	226
Income tax provision (benefit)	11	31		60	(36)
Depreciation and amortization expense	118	119		357	351
Unrealized (gain) loss on foreign currency option and forward contracts	-	-		1	(1)
Litigation settlements	29	-		29	-
Transaction and integration costs	15	-		26	66
Restructuring costs	14	-		16	31
Adjusted EBITDA (1)	$307	$268	14.6%	$916	$558	64.2%
Revenue	$3,270	$2,675	22.2%	$9,445	$7,261	30.1%
Adjusted EBITDA margin (1) (2)	9.4%	10.0%		9.7%	7.7%

NM - Not meaningful.

(1) See the “Non-GAAP Financial Measures” section of the press release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.

(2) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

XPO Logistics, Inc.

Reconciliation of Non-GAAP Measures (cont.)

(Unaudited)

(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Reconciliation of Net Income (Loss) from Continuing Operations and Diluted Earnings (Loss) Per Share from Continuing Operations to Adjusted Net Income from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations
Net income (loss) from continuing operations attributable to common shareholders	$21	$28	$197	$(78)
Debt extinguishment loss	46	-	54	-
Unrealized (gain) loss on foreign currency option and forward contracts	-	-	1	(1)
Amortization of acquisition-related intangible assets	22	22	65	65
ABL amendment cost	1	-	1	-
Litigation settlements	29	-	29	-
Transaction and integration costs	15	-	26	66
Restructuring costs	14	-	16	31
Income tax associated with the adjustments above (1)	(35)	(5)	(49)	(35)
Discrete and other tax-related adjustments (2)	(4)	-	(4)	-
Allocation of undistributed earnings	-	(1)	-	(9)
Adjusted net income from continuing operations attributable to
common shareholders (3)	$109	$44	$336	$39

Adjusted diluted earnings from continuing operations per share (3)	$0.94	$0.42	$2.95	$0.38

Weighted-average common shares outstanding
Diluted weighted-average common shares outstanding	116	102	114	102

(1) This line item reflects the aggregate tax benefit of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:

Debt extinguishment loss	$12	$-	$14	$-
Unrealized (gain) loss on foreign currency option and forward contracts	-	-	-	-
Amortization of acquisition-related intangible assets	6	5	16	15
Litigation settlements	8	-	8	-
Transaction and integration costs	4	-	6	13
Restructuring costs	5	-	5	7
	$35	$5	$49	$35

The income tax rate applied to reconciling items is based on the GAAP annual effective tax rate, excluding discrete items and contribution- and margin-based taxes.

(2) Discrete tax items reflect a tax benefit related to a tax planning initiative that resulted in the recognition of a long-term capital loss offset by tax expense due to valuation allowances that were recognized as a result of the spin-off of our logistics business.

(3) See the "Non-GAAP Financial Measures" section of the press release.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Reconciliation of Cash Flows from Operating Activities of Continuing Operations to Free Cash Flow
Net cash provided by operating activities from continuing operations	$250	$138	$558	$292
Payment for purchases of property and equipment	(77)	(66)	(212)	(220)
Proceeds from sale of property and equipment	12	66	72	137
Free Cash Flow (1)	$185	$138	$418	$209

(1) See the "Non-GAAP Financial Measures" section of the press release.

XPO Logistics, Inc.
Other Reconciliations

(Unaudited)

(In millions)

Three Months Ended September 30,
2021
Reconciliation of Net Debt
Total debt	$3,571
Cash and cash equivalents	254
Net debt (1)	$3,317

	Three Months Ended September 30,
	2021
Reconciliation of Net Leverage
Net debt	3,317
Trailing twelve months adjusted EBITDA	1,205
Net leverage (1)	2.8	x

	Trailing Twelve Months Ended	Nine Months Ended	Twelve Months Ended	Nine Months Ended
	September 30,	September 30,	December 31,	September 30,
	2021	2021	2020	2020
Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA

Income (loss) from continuing operations	$263	$197	$(13)	$(79)
Debt extinguishment loss	54	54	-	-
Interest expense	257	176	307	226
Income tax provision (benefit)	74	60	(22)	(36)
Depreciation and amortization expense	476	357	470	351
Unrealized (gain) loss on foreign currency option and forward contracts	1	1	(1)	(1)
Litigation settlements	29	29	-	-
Transaction and integration costs	35	26	75	66
Restructuring costs	16	16	31	31
Adjusted EBITDA	$1,205	$916	$847	$558

(1) See the “Non-GAAP Financial Measures” section of the press release.